Exhibit 2.4
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER dated as of February 7, 2007 (the “Merger Agreement”), by and among SHG Holding Solutions, Inc., a Delaware corporation (“SHG”), and Skilled Healthcare Group, Inc., a Delaware corporation (the “Merging Subsidiary”).
WITNESSETH:
     WHEREAS, SHG is the holder of record of all of the issued and outstanding stock of Merging Subsidiary (the “Merging Capital Stock”);
     WHEREAS, the Board of Directors of SHG and Merging Subsidiary each have deemed it advisable that the Merging Subsidiary merge with and into SHG, upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Delaware (hereinafter referred to as the “Merger”), and that the shares of Merging Capital Stock be cancelled upon consummation of the Merger as set forth herein;
     WHEREAS, the parties hereto intend that the Merger qualify as a tax-free reorganization for federal income tax purposes; and
     WHEREAS, the Board of Directors of SHG has, by resolutions, duly approved and adopted the provisions of this Merger Agreement as the agreement of merger required by Section 253 of the General Corporation Law of the State of Delaware (the “Delaware Law”), and in each case as the foregoing may be applicable to SHG, the Merging Subsidiary and the Merger.
     NOW, THEREFORE, the parties hereto agree as follows:
     SECTION 1. Effect of the Merger; Manner and Basis of Converting and Cancelling Shares.
     1.1 At the Effective Time (as hereinafter defined), the Merging Subsidiary shall be merged with and into SHG, the separate corporate existence of the Merging Subsidiary (except as may be continued by operation of law) shall cease, and SHG shall continue as the surviving corporation, all with the effects provided by applicable law. SHG, in its capacity as the surviving corporation of the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.2 At the Effective Time, each share of Merging Capital Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the Merging Subsidiary, SHG or any other person, be cancelled and no cash or securities or other property shall be payable in respect thereof due to common ownership on a pro rata basis.
     1.3 At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of both a public and private nature, and be subject to all the duties and liabilities, of the Merging Subsidiary; and all rights, privileges immunities and franchises of the Merging Subsidiary, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to the Merging Subsidiary shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and title to any real estate, or any interest therein, vested in the Merging Subsidiary shall not revert or be in any way impaired by reason of the Merger; and the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of the Merging Subsidiary; and any claim existing or action or proceeding pending by or against the Merging Subsidiary may be prosecuted to judgment as if the Merger had not taken place or the Surviving Corporation may be substituted in its place; all with the effect set forth in Section 253 of the Delaware Law. The authority of the officers of the Merging Subsidiary shall continue with respect to the due execution in the name of the Merging Subsidiary of tax returns, instruments of transfer or conveyance and other documents where the execution thereof is required or convenient to comply with any provision of the Delaware Law, any contract to which the Merging Subsidiary is or was a party or this Merger Agreement.
     SECTION 2. Effective Time.
     2.1 Upon the fulfillment or waiver of the conditions specified in Section 5 hereof and provided that this Merger Agreement has not been terminated and abandoned pursuant to Section 6.2 hereof, SHG and the Merging Subsidiary shall cause a Certificate of Ownership and Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, all as provided for in and in accordance with Section 253 of the Delaware Law.
     2.2 The Merger shall become effective at the time and date as provided by applicable law (the “Effective Time”).
     SECTION 3. Additional Agreements.
     3.1 Each of the parties hereto shall (subject to any qualifications specified in this Section 3, the conditions specified in Section 5 and the fiduciary obligations of their respective boards of directors) diligently use their respective best efforts to cause the Merger to be consummated and to be consummated at the earliest practicable date. Such best efforts shall include the vigorous defense of any suit or proceeding instituted against it in connection with the transactions contemplated by this Merger Agreement.
     3.2 Prior to the Effective Time, each party hereto shall use its best efforts to obtain the consent of all private third parties and governmental authorities necessary to its consummation of the Merger.
     3.3 Each party hereto shall give prompt notice to the other parties hereto of the occurrence or failure to occur of any event, which occurrence or failure would cause or would be likely to cause a condition to the obligation of another party hereto to effect the Merger not to be satisfied.
     SECTION 4. Certificate of Incorporation and Bylaws; Board of Directors.
     4.1 The Certificate of Incorporation and Bylaws of SHG as in effect at the Effective Time shall govern the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to “Skilled Healthcare Group, Inc.” as set forth in the Certificate of Ownership and Merger.

     4.2 The members of the Board of Directors and the officers of SHG holding office immediately prior to the Effective Time shall be the members of the Board of Directors and the officers (holding the same positions as they held with SHG immediately prior to the Effective Time) of the Surviving Corporation and shall hold such offices until the expiration of their current terms, or until their earlier death, resignation or removal.
     SECTION 5. Conditions.
     5.1 The respective obligation of the Merging Subsidiary and SHG to consummate the Merger under this Merger Agreement is subject to the fulfillment of the following conditions:
     (a) At the option of the Merging Subsidiary or SHG, any third party consents which are required in order to avoid a breach, violation, conflict or default under any agreement, contract, statute, rule or regulation shall have been obtained;
     (b) There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would make consummation of the Merger illegal and no such law, statute, rule or regulation shall be in effect; and
     (c) No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes illegal or otherwise prevents the consummation of the Merger shall be in effect.
     SECTION 6. Amendment and Termination.
     6.1 SHG may amend, modify or supplement this Merger Agreement with respect to the Merging Subsidiary.
     6.2 This Merger Agreement may be terminated and the Merger may be abandoned for any reason with respect to the Merging Subsidiary by a resolution adopted by the Board of Directors of the Merging Subsidiary or SHG at any time prior to the Effective Time. In the event of the termination of this Merger Agreement with respect to any party as provided herein, this Merger Agreement shall forthwith become void with respect to such party and there shall be no liability hereunder on the part of such party or its respective officers and directors, except liability for intentional breach or misrepresentation or common law fraud.
     SECTION 7. Service of Process.
     7.1 The Surviving Corporation hereby agrees that it may be served with process in the State of Delaware in any proceeding for the enforcement of any obligation of Skilled Healthcare Group, Inc., and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such proceeding.
     A copy of any service of process received in connection with this Section 7.1 should be mailed to:

     Skilled Healthcare Group, Inc.
     27442 Portola Parkway, Suite 200
     Foothill Ranch, California 92610
     Attn: Roland Rapp, General Counsel
     with copies to:
     Latham & Watkins LLP
     650 Town Center Drive, 20th Floor
     Costa Mesa, California 92626
     Attn: Jonn R. Beeson
     SECTION 8. Miscellaneous.
     8.1 This Merger Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.
     8.2 The internal law, not the law of conflicts, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Merger Agreement.
     8.3 This Merger Agreement is not intended to confer upon any person (other than the parties hereto and their respective successors and assigns) any rights or remedies hereunder or by reason hereof.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed as of the day and year first written above.

SHG HOLDING SOLUTIONS, INC.

By:	/s/ Roland Rapp

Roland Rapp
General Counsel, Chief Administrative
Officer and Secretary

SKILLED HEALTHCARE GROUP, INC.

By:	/s/ Roland Rapp

Roland Rapp
General Counsel, Chief Administrative
Officer and Secretary

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